Exhibit 99.1
The Clorox Company News Release
Don Knauss Named Chairman and CEO of The Clorox Company
Appointment Ends Leadership Transition
OAKLAND, Calif. — Aug. 30, 2006 — The Clorox Company (NYSE:CLX), a leading global manufacturer and marketer of consumer products with fiscal year 2006 revenues of $4.6 billion, today announced that Donald R. Knauss has been named chairman and chief executive officer, effective early October 2006.
Knauss, 55, is currently president and chief operating officer for Coca-Cola North America. He succeeds Robert W. Matschullat, 58, who has served as Clorox’s interim chairman and interim CEO since March 2006, when Gerald E. Johnston stepped down from those positions due to illness.
“Don has a depth of experience in the consumer products industry, and he is perfectly suited for Clorox in our drive to grow our business,” said Matschullat. “Throughout his career, he has established himself as a change agent. Businesses have grown and flourished under his leadership, and he achieves results in a way that engages and brings the entire organization along with him. Don knows how to lead customer- and consumer-focused organizations. He has a great, no-nonsense style that’s well suited to the Clorox culture.”
As president and COO for the $7 billion Coca-Cola North America division since 2004, Knauss was responsible for marketing, supply-chain operations, brand and new-product development and sales. During his tenure, he significantly increased the quantity and quality of marketing, helped revitalize the innovation pipeline across beverage categories and made diversity a business imperative. He came to Coke’s North America division from Minute Maid North America, where he was president and CEO for three years.
“It’s an honor to take the helm at Clorox,” Knauss said of his appointment. “Clorox has a legacy of strong leading brands, great marketing and smart, passionate people. The organization has done an extraordinary job building operational excellence. It has established seamless business processes and truly understands consumers, qualities that have been demonstrated by its innovation and brand-building record. Clorox is strongly positioned to grow, which I find very exciting. It is also very important to me that Clorox has a corporate culture of driving results while respecting others. It’s a culture steeped in core values with a deep commitment to community involvement. I’m proud to be joining a company of people that have always placed the highest importance on acting with integrity in all they do.”
Knauss started his career at Coca-Cola in 1994 as senior vice president of marketing for Minute Maid. In 1996, he was promoted to senior vice president and general manager for Minute Maid’s U.S. retail operations. He next served as president for Coca-Cola in Southern Africa. Prior to joining Coca-Cola, Knauss held various positions in marketing and sales with PepsiCo, Inc. and Procter & Gamble. Prior to launching his business career, Knauss served as an officer in the United States Marine Corps.
In March 2006, Matschullat, then presiding director of the board of directors, was appointed interim chairman and interim CEO of Clorox after Gerald E. Johnston suffered a heart attack and subsequently retired from his positions. Matschullat will return to serve on the company’s board of directors.
The Clorox Company
The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2006 revenues of $4.6 billion. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Armor All® and STP® auto-care products, Fresh Step® and Scoop Away® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, and Glad® bags, wraps and containers. With 7,600 employees worldwide, the company manufactures products in 25 countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $66.3 million to nonprofit organizations, schools and colleges; and in fiscal 2006 alone made product donations valued at $6 million. For more information about Clorox, visit www.TheCloroxCompany.com.
Forward Looking Statements
Except for historical information, matters discussed above are forward-looking statements based on management’s estimates, assumptions and projections. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations include risks relating to the company’s leadership transition, strategy, business operations and growth prospects, among others, and are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, as updated from time to time in the company’s SEC filings.
The company’s forward-looking statements in this document are and will be based on then current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.
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